Exhibit 10.5

RELEASE AND WAIVER OF CLAIMS

I, JAMES GRIFFIN, hereby furnish FIRST VIRTUAL COMMUNICATIONS, INC. (the “Company”), with the following release and waiver (“Release and Waiver”) in consideration of the following severance benefits, as provided in the Letter regarding Additional Employment Terms (the “Letter”) between me and the Company dated September 28, 2000: (i) severance payments in the form of continuation of my base salary, less standard deductions and withholdings, for a period of six months following my last day of employment; and (ii) in the event I elect continued health insurance coverage under COBRA, the Company will reimburse me for the same portion of my COBRA health insurance premium that it paid during my employment up until the earlier of either (a) six months following my last day of employment or (b) the date on which I become eligible to receive medical benefits from another company or business entity (“Severance Benefits”).  I understand and agree that I am not entitled to any bonus payment as part of the Severance Benefits because there is no “Target Bonus in effect on the date of termination,” as provided in the Letter.  However, as further consideration for this Release and Waiver, the Company has agreed to pay me an additional sum equal to twenty one thousand, two hundred fifty dollars and no cents ($21,250.00), subject to standard deductions and withholdings. This will be paid out in equal installments through the severance period, beginning the next regular payroll following the Effective Date of this Release and Waiver along with the scheduled severance payment described above.

In exchange for the Severance Benefits provided to me by the Company that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company.  I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the Release and Waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and if I am over 40 years of age upon execution of this Release and Waiver: (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired (“Effective Date”).

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement with the Company, a copy of which is attached hereto as Exhibit A.  Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. Notwithstanding this provision, I will be permitted to keep the notebook personal computer that was provided for my use by the Company.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated in this Release and Waiver.  This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: March 12, 2002	By:	/s/ James Griffin
JAMES GRIFFIN